Exhibit 10.8

Structure REDS Services Agreement

This Agreement is entered into as of the 8th day of September, 2009 (“Effective Date”), by and between MDI, Inc., (“MDI”) and 214 Investments, Inc. (“214”).

WHEREAS, 214 and MDI have entered into an Option Agreement pursuant to which 214 has the exclusive right and option to acquire from MDI its membership interest in Structure REDS, LLC. (“Structure”). Prior to Closing, MDI desires that 214 manage the operations of Structure and 214 has agreed to do so on the terms and conditions set forth hereafter.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and undertakings contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 214 and MDI hereby agree as follows:

1.             Term of the Agreement. The term of this Agreement shall be from the Effective Date to and including September 8, 2010 (the “Term”), although the actual duration of specific services may be for a shorter or longer period as agreed to by 214 and MDI.

2.             Employees — On the Effective Date, the employees of MDI engaged in the Structure business (as set forth on Schedule A) shall be terminated by MDI and shall be offered employment by 214.

3.             Services — During the term of this Agreement, 214 will provide the necessary services for Structure to perform its obligations under all current and future projects. Such services include, but are not limited to: executive and project management, human resources, payroll, treasury and risk management, accounting, tax compliance, telecommunications services and information technology, administrative, legal, litigation support, and product support services. Additionally, 214 will provide necessary office space, equipment and supplies (collectively “Services”).

4.             Consideration — 214 will be responsible for all project invoicing in the name of Structure and shall use its best efforts to collect all invoiced amounts on behalf of Structure. In consideration for the Services, 214 shall be paid monthly 99% of the gross revenue collected, less any expenses related to Structure.

5.             Level of Service. 214 undertakes to use the same degree of care in rendering Services under this Agreement as it respectively utilizes in rendering such services for its own operations and shall not be liable for any failure to provide Services other than a failure caused by or attributable to its gross negligence or intentional misconduct or that of any of its affiliates, employees, officers or other agents. Nothing in this Agreement will require 214 to perform or cause to be performed any service in a manner that would constitute a violation of applicable laws.

IN NO EVENT SHALL 214 BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, REVENUES OR DATA), WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT 214 HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

6.                 Mutual Cooperation. MDI, 214 and their respective affiliates shall cooperate with each other in connection with the performance of the Services hereunder.

7.                 Independent Contractors. MDI and 214 each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of MDI to 214 and of 214 to MDI hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship.

8.                 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

9.                 Entire Agreement. This Agreement supersedes and cancels any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party. This Agreement express the complete and final understanding of the parties with respect to the subject matter thereto and may not be changed in any way, except by an instrument in writing signed by both parties.

10.               Assignment. This Agreement and the rights and duties hereunder are binding upon and inure to the benefit of the successors and permitted assigns of each of the parties to this Agreement, but are not assignable or delegable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

11.               Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12.               Notices. All notices, requests, consents and other communications hereunder must be in writing and will be deemed to have been duly given (a) when received if personally delivered or sent by facsimile, (b) one business day after being sent by nationally recognized overnight delivery service, or (c) five business days after being sent by nationally registered or certified mail, return receipt requested, postage prepaid.

13.               Construction and Jurisdiction. This Agreement is governed by and will be construed and enforced in accordance with the laws of the State of. In the event any action is brought based on this Agreement the venue for any such action will be any court of competent jurisdiction of the State of Texas located in Bexar, County, Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MDI, INC.

/s/ John Linton
By: John Linton
Its: Officer

214 INVESTMENTS, INC.

/s/ J. Collier Sparks
By: J. Collier Sparks
Its: President